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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
                                                                                                    ----------------------------
--------                                         Washington, D.C. 20549                             OMB Number      3235-0287
FORM 4                                                                                              Expires: September 30, 1998
--------                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
                                                                                                    hours per response. . . .0.5
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[ ] Check this box if no     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
    longer subject to        Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
    Section 16. Form 4 or
    Form 5 obligations
    may continue.
    See Instruction 1(b).

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1. Name and Address of Reporting | 2. Issuer Name and Ticker or                 | 6. Relationship of Reporting Person(s) to Issuer
   Person*                       |    Trading Symbol                            |        (Check all applicable)
                                 |                                              |
                                 |                                              |  [X] Director              [ ] 10% Owner
   Hoag        Jay           C.  |    iVillage Inc. (IVIL)                      |  [ ]  Officer (give        [ ] Other (specify
--------------------------------------------------------------------------------|               title below)            below)
  (Last)     (First)    (Middle) | 3. IRS or Social Security| 4. Statement for  |
                                 |    Number of Reporting   |    Month/Year     |
                                 |    Person (Voluntary)    |                   |
c/o Technology Crossover Ventures|                          |      3/99         |
575 High Street, Suite 400       |                          |-----------------------------------------------------------------------
---------------------------------|                          | 5.If Amendment,   | 7. Individual or Joint/Group Filing
           (Street)              |                          |   Date of Original|    (Check Applicable Line)
                                 |                          |    (Month/Year)   |    [X] Form filed by One Reporting Person
 Palo Alto    CA           94301 |                          |                   |    [ ] Filed by More than One Reporting Person
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 (City)     (State)        Zip)  | Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security          | 2. Trans-| 3. Trans-    | 4. Securities Acquired   | 5. Amount of   | 6. Owner-   |7. Nature
   (Instr. 3)                 |    action|    action    |    (A) or Disposed of (D)|    Securities  |    ship     |   of In-
                              |    Date  |    Code      |    (Instr.3, 4 and 5)    |    Beneficially|    Form:    |   direct
                              |   (Month/|    (Instr. 8)|                          |    Owned at    |    Direct   |   Beneficial
                              |    Day/  |-----------------------------------------|    End of Month|    (D) or   |   Owner-
                              |    Year) |         |    |         |  (A) or |      |                |    Indirect |   ship
                              |          |  Code   | V  |  Amount |  (D)    | Price|   (Instr.3     |    (I)      |
                              |          |         |    |         |         |      |    and 4)      |    (Instr.4)|   (Instr.4)
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                              |          |         |    |         |         |      |                |             |By TCV II,
Common Stock                  |  3/19/99 |    P    |    |   342   |   (A)   |$24.00|    616,632     |     I       |V.O.F.(1)(2)
                              |          |         |    |         |         |      |                |             |
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                              |          |         |    |         |         |      |                |             |By Technology
Common Stock                  |  3/19/99 |    P    |    | 10,524  |   (A)   |$24.00|    616,632     |     I       |Crossover
                              |          |         |    |         |         |      |                |             |Ventures II,
                              |          |         |    |         |         |      |                |             |L.P.(1)(2)
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                              |          |         |    |         |         |      |                |             |By TCV II (Q),
Common Stock                  |  3/19/99 |    P    |    |  8,091  |   (A)   |$24.00|    616,632     |     I       |L.P.(1) (2)
                              |          |         |    |         |         |      |                |             |
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                              |          |         |    |         |         |      |                |             |By TCV II
Common Stock                  |  3/19/99 |    P    |    |  1,436  |   (A)   |$24.00|    616,632     |     I       |Strategic
                              |          |         |    |         |         |      |                |             |Partners,
                              |          |         |    |         |         |      |                |             |L.P. (1) (2)
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                              |          |         |    |         |         |      |                |             |By Technology,
Common Stock                  |  3/19/99 |    P    |    |  1,607  |   (A)   |$24.00|    616,632     |     I       |Crossover
                              |          |         |    |         |         |      |                |             |Ventures II, C.V.
                              |          |         |    |         |         |      |                |             |(1) (2)
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                                                                    Page 1 of 2




FORM 4  (continued)      Table  II  -  Derivative   Securities  Acquired, Disposed of, or Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of   |2.Conver- |3.Transac-|4.Transac-|5.Number   |6. Date Exer-|7.Title and    |8.Price |9.Number   |10.Owner- |11.Nature
  Derivative |  sion or |  tion    |  tion    |  of Der-  |   cisable   |  Amount of    |  of    |  of Deriv-| ship     |   of
  Security   |  Exercise|  Date    |  Code    |  ivative  |   and Exp-  |  Underlying   |  Deriv-|  ative    | Form of  |   Indirect
  (Instr. 3) |  Price of|          | (Instr.8)|  Securi-  |   iration   |  Securities   |  ative |  Secur-   | Deriv-   |   Benefi-
             |  Deriv-  |  (Month/ |          |  ities    |   Date      |  (Instr.3     |  Secur-|  ities    | ative    |   cial
             |  ative   |  Day/    |          |  Acquired |   (Month/   |  and 4)       |  ity   |  Bene-    | Security:|   Owner-
             |  Security|  Year)   |          |  (A) or   |   Day/Year) |               | (Instr.|  ficially | Direct   |   ship
             |          |          |          |  Disposed |             |               |  5)    |  Owned    | (D) or   |  (Instr.4)
             |          |          |          |  of(D)    |-----------------------------|        |  at End   | Indirect |
             |          |          |          |  (Instr.3,|Date   |Expir|Title|Amount or|        |  of       | (I)      |
             |          |          |          |  4 and 5):|Exer-  |ation|     |Number of|        |  Month    | (Instr.4)|
             |          |          |----------------------|cisable|Date |     |Shares   |        | (Instr.4) |          |
             |          |          | Code | V | (A) | (D) |       |     |     |         |        |           |          |
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             |          |          |      |   |     |     |       |     |     |         |        |           |          |
             |          |          |      |   |     |     |       |     |     |         |        |           |          |
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             |          |          |      |   |     |     |       |     |     |         |        |           |          |
             |          |          |      |   |     |     |       |     |     |         |        |           |          |
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             |          |          |      |   |     |     |       |     |     |         |        |           |          |
             |          |          |      |   |     |     |       |     |     |         |        |           |          |
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             |          |          |      |   |     |     |       |     |     |         |        |           |          |
             |          |          |      |   |     |     |       |     |     |         |        |           |          |
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             |          |          |      |   |     |     |       |     |     |         |        |           |          |
             |          |          |      |   |     |     |       |     |     |         |        |           |          |
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Explanation of Responses:

(1)Such shares may also be deemed to be indirectly  beneficially owned by Technology  Crossover  Management II, L.L.C. ("TCM II"),
   which is the sole general partner of Technology Crossover Ventures II, L.P., TCV II (Q), L.P., TCV II Strategic Partners,  L.P.
   and the sole  Investment  General  Partner of  Technology  Crossover  Ventures  II, C.V.  and TCV II,  V.O.F.  TCM II disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.
(2)The reporting person is a Managing Member of TCM II. The reporting person disclaims  beneficial ownership of such shares except to the extent of his pecuniary interest therein.


                                                                                    /s/ Robert C. Bensky               4/8/99
**Intentional misstatements or omissions of facts constitute                  ----------------------------------    ------------
  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).       **Signature of Reporting Person          Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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